Exhibit 99.1

Mentor Graphics Reports Fiscal Fourth Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--February 26, 2009--Mentor Graphics Corporation (NASDAQ:MENT) today announced fiscal fourth quarter revenues of $242.6 million, non-GAAP earnings per share of $.35, and GAAP earnings per share of $.33. For full fiscal 2009, the company reported revenues of $789.1 million, non-GAAP earnings per share of $.20, and a GAAP loss per share of $.97.

“Large accounts fared well in the quarter, with modest growth in the company’s top ten renewal contracts. This strength was significantly offset, however, by weakness in smaller transactions,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “For the year, our diversity of product line and breadth of served markets, as well as growth in newer product segments, helped sustain the business. In particular, automotive and design for manufacturing both showed solid growth for the year. Looking forward, we see the opportunity to take advantage of this period of weakness to help customers consolidate on Mentor’s leading design platforms.”

During the quarter, the company launched an expansion of capacity to 512 million gates for its Veloce® emulation product line, now double the capacity of competitive offerings. The company qualified its Olympus-SoC™ place-and-route solution for Taiwan Semiconductor Manufacturing Company’s (TSMC) 40nm processes in record time, winning an award from TSMC for the speed of its qualification. Olympus-SoC place-and-route also won the 2009 DesignVision award in the IC design tools category at the DesignCon tradeshow. Olympus-SoC place-and-route and the company’s printed circuit board radio frequency (RF) design solution are both finalists in the EDN innovation awards.

The company extended its leadership in electronic system level (ESL) design by acquiring the high level synthesis assets of Agility Design Solutions as well as with its announcement of a scalable design methodology with its Vista™ design tools based on the new 2.0 transaction level modeling standard. In functional verification, the company announced the availability of an open source solution that allows users of the industry standard open verification methodology (OVM) to incorporate their legacy verification methodology manual (VMM) code. The company also launched Capital® Architect, an extension to its cabling product line, which helps automotive manufacturers and their suppliers develop lighter and more cost-effective electrical distribution systems in vehicles. In analog simulation, the company released a multiprocessor version of its ELDO® simulator that can increase the speed of circuit simulation by 3 to 10 times.

“Given the environment, the company has further strengthened its existing cost control efforts with new reductions in compensation and travel, targeted personnel reductions and strict hiring limits. We will continue to assess our cost envelope as the year unfolds,” said Gregory K. Hinckley, president of Mentor Graphics. “Our relatively strong balance sheet will also allow us to consider opportunities this market is presenting.”

GUIDANCE

For fiscal first quarter 2010 ending April 30, 2009, the company expects revenues of $200 to $210 million, non-GAAP earnings per share between $.05 and $.10, and a GAAP loss per share between $.08 and $.13.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin, and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased and other identified intangible assets, in-process research and development, special charges, equity plan-related compensation expenses and charges, debt issuance costs, equity in losses of unconsolidated entities, impairment of long-lived assets, and impairment of cost method investments which management does not consider reflective of our core operating business.

Purchased and other identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. In-process research and development charges represent products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities, and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

During the year ended January 31, 2008, we excluded $1.1 million of interest expense attributable to net retirement premiums and write-offs of debt issuance costs. The amounts were expensed in connection with the refinancing or repurchase of certain convertible debt. The amounts were excluded as management does not consider these transactions a part of its core operating performance. There were no debt repurchases during the year ended January 31, 2009.

During the year ended January 31, 2009, we excluded $1.4 million of equity in losses of unconsolidated entities. The amounts represent our equity in the losses of a common stock investment accounted for under the equity method. The amounts were excluded as management does not consider these transactions a part of its core operating performance. We had no equity in unconsolidated entities during the year ended January 31, 2008.

During the year ended January 31, 2009, we excluded $4.6 million of charges related to the impairment of long-lived assets. The amounts represent the write-off of fixed assets and purchased technology associated with our emulation division. The amounts were excluded as management does not consider the impairment part of its core operating performance. We had no impairment of long-lived assets during the year ended January 31, 2008.

During the year ended January 31, 2009, we excluded $3.5 million for the impairment of cost method investments. The amounts represent the full write-off of two cost method investments. The amounts were excluded as management does not consider these transactions part of its core operating performance. We had no impairment of cost method investments during the year ended January 31, 2008.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

  Amortization charges for our purchased and other identified intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.
  Special charges are primarily severance related and are due to our reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. In fiscal 2009 fees incurred in response to the unsolicited bid by Cadence Design Systems were included as a special charge. These charges are not specifically included in our annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.
  In-process research and development charges are largely disregarded as acquisition decisions are made, since they often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.
  Management supplementally considers performance without the impact of equity plan-related compensation charges and believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.
  Impairment of long-lived assets can occur whenever events or changes in circumstances indicate that assets’ carrying amount may not be recoverable. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.
  Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

  Equity in losses of unconsolidated subsidiaries represents the net income (losses) in an investment accounted for under the equity method. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. We do not influence or control the results of operations for this investment. We therefore consider our results without the charge when evaluating our core performance.
  Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which we operate. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the year ended January 31, 2009 is (14)%, which considers tax expense on our international operations. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability.

Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

  Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly engage in acquisition and assimilation activities as part of our ongoing business and therefore we will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  Impairment of long-lived assets occurs when events or circumstances indicate that the value of the asset may not be recoverable. The impaired assets may still be in use in our current operations, however, and the expense associated with the asset impairment may not reflect the full economic effect of the ongoing cost of maintaining the associated assets. We will continue to evaluate the fair value of our assets and investments and will record impairment charges when appropriate.
  Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $800 million and employs approximately 4,500 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Mentor Graphics, Veloce, Capital and ELDO are registered trademarks and Olympus-SoC and Vista are trademarks of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) reductions in the spending on the company’s products and services by its customers due to the current worldwide downturn; (ii) continued weakness or recession in the US, EU, Japan or other economies; (iii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iv) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company’s quarterly results of operations, (x) an industry downturn that could lead to smaller customer renewals, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
Revenues:
System and software	$157,566	$201,135	$447,551	$555,297
Service and support	85,072	83,685	341,550	324,435
Total revenues	242,638	284,820	789,101	879,732
Cost of revenues: (1)
System and software	4,583	8,365	17,787	24,913
Service and support	23,280	26,011	97,002	95,714
Amortization of purchased technology	3,363	1,955	12,403	9,468
Total cost of revenues	31,226	36,331	127,192	130,095
Gross margin	211,412	248,489	661,909	749,637
Operating expenses:
Research and development (2)(a)	66,572	60,242	260,351	247,870
Marketing and selling (3)	91,338	87,152	317,473	309,431
General and administration (4)	23,545	26,038	95,038	97,118
Other general expense (income), net	245	(294)	(24)	(332)
Amortization of intangible assets (5)	3,014	2,575	11,113	8,936
Special charges (6)	1,789	4,988	16,888	10,148
Impairment of long-lived assets (7)	4,553	-	4,553	-
In-process research and development (8)	-	-	22,075	4,100
Total operating expenses	191,056	180,701	727,467	677,271
Operating income (loss)	20,356	67,788	(65,558)	72,366
Other income (expense), net (9)	(319)	1,264	4,378	5,225
Interest expense (10)	(4,674)	(5,152)	(16,904)	(20,264)
Income (loss) before income tax	15,363	63,900	(78,084)	57,327
Income tax expense (benefit) (11)(a)	(16,174)	29,006	10,850	28,556
Minority interest in net loss of subsidiary	-	-	(132)	-
Net income (loss)	$31,537	$34,894	$(88,802)	$28,771
Net income (loss) per share:
Basic	$0.34	$0.39	$(0.97)	$0.33
Diluted	$0.33	$0.38	$(0.97)	$0.32
Weighted average number of shares outstanding:
Basic	92,859	89,978	91,829	88,086
Diluted	94,452	92,490	91,829	89,981

Refer to following page for a description of footnotes.

(a)	For the January 31, 2008 presentation, the research and development credit was reclassified from Income tax expense (benefit) to Research and development. The reclassifications were made for consistency in presentation with the current year.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures".

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
(1) Cost of revenues:
Equity plan-related compensation	$442	$322	$1,544	$964
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	3,363	1,955	12,403	9,468
	$3,805	$2,277	$14,050	$10,432

(2) Research and development:
Equity plan-related compensation	$3,175	$2,702	$12,005	$7,881

(3) Marketing and selling:
Equity plan-related compensation	$2,256	$1,847	$8,627	$5,525

(4) General and administration:
Equity plan-related compensation	$1,217	$1,120	$6,047	$4,107

(5) Amortization of intangible assets:
Amortization of other identified intangible assets	$3,014	$2,575	$11,113	$8,936

(6) Special charges:
Rebalance, restructuring, and other costs	$1,789	$4,988	$16,888	$10,148

(7) Impairment of long-lived assets
Impairment of long-lived assets	$4,553	$-	$4,553	$-

(8) In-process research and development
In-process research and development	$-	$-	$22,075	$4,100

(9) Other income (expense), net:
Equity in losses of unconsolidated entities	$3,832	$-	$4,920	$-

(10) Interest expense:
Debt retirement costs	$-	$612	$-	$1,064

(11) Income tax expense (benefit):
Income tax effects	$(22,804)	$15,402	$7,078	$9,938

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP net income (loss)	$31,537	$34,894	$(88,802)	$28,771
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	442	322	1,544	964
Research and development	3,175	2,702	12,005	7,881
Marketing and selling	2,256	1,847	8,627	5,525
General and administration, and other	1,217	1,120	6,047	4,107
System and software cost of revenues (2)	-	-	103	-
Acquisition - related items:
Amortization of purchased and other identified intangible assets
Cost of revenues (3)	3,363	1,955	12,403	9,468
Amortization of intangible assets (4)	3,014	2,575	11,113	8,936
Impairment of long-lived assets (5)	4,553	-	4,553	-
In-process research and development (6)	-	-	22,075	4,100
Special charges (7)	1,789	4,988	16,888	10,148
Other income, net (8)	3,832	-	4,920	-
Interest expense (9)	-	612	-	1,064
Income tax effects (10)	(22,804)	15,402	7,078	9,938
Total of non-GAAP adjustments	837	31,523	107,356	62,131
Non-GAAP net income	$32,374	$66,417	$18,554	$90,902

GAAP weighted average shares (diluted)	94,452	92,490	91,829	89,981
Non-GAAP adjustment	-	-	714	-
Non-GAAP weighted average shares (diluted)	94,452	92,490	92,543	89,981

GAAP net income (loss) per share (diluted)	$0.33	$0.38	$(0.97)	$0.32
Non-GAAP adjustments detailed above	0.02	0.34	1.17	0.69
Non-GAAP net income per share (diluted)	$0.35	$0.72	$0.20	$1.01

(1)	Equity plan-related compensation expense recognized in accordance with SFAS 123R.
(2)	Amount represents the write-off of prepaid royalty amounts associated with the closure of our Intellectual Property division.
(3)	Amount represents amortization of purchased intangible assets resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(4)	Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.
(5)	Amount represents the write-off of fixed assets and purchased technology associated with our emulation division.
(6)

Twelve months ended January 31, 2009: $8,090 for in-process research and development related to the Ponte and Flomerics acquisitions. $13,985 related to the acquisition of technology from IBM which has not yet reached technological feasibility and provided no alternative future uses. The technology is expected to be the basis for a new offering in the Calibre product family once development is completed.

Twelve months ended January 31, 2008: $4,100 for in-process research and development related to the Sierra acquisition.
(7)	Three months ended January 31, 2009: Special charges consist of (i) $1,190 in advisory fees and (ii) $599 of costs incurred for employee rebalances which includes severance benefits, notice pay and outplacement services.
Three months ended January 31, 2008: Special charges consist of (i) $3,878 of costs incurred for employee rebalances which includes severance benefits, notice pay and outplacement services, (ii) $952 for the abandonment of an information technology project, (iii) $230 for the true-up of lease costs on a previously abandoned facility, and (iv) $(72) in other adjustments.
Twelve months ended January 31, 2009: Special charges consist of (i) $9,793 of costs incurred for employee rebalances which includes severance benefits, notice pay and outplacement services, (ii) $3,345 incurred in response to the unsolicited bid by Cadence Design Systems, Inc., (iii) $2,547 related to the abandonment of excess leased facility space, (iv) $1,190 in advisory fees, and (v) $13 in fixed asset write-offs related to the closure of our Intellectual Property division.

Twelve months ended January 31, 2008: Special charges consist of (i) $9,676 of costs incurred for employee rebalances which includes severance benefits, notice pay and outplacement services, (ii) $952 for the abandonment of an information technology project, (iii) $230 for the true-up of lease costs on a previously abandoned facility, (iv) $100 for a wind-up services agreement related to the liquidation of a subsidiary, (v) $(721) related to reoccupation of a previously abandoned facility, and (vi) $(89) in other adjustments.

(8)	Three months ended January 31, 2009: Equity losses of Calypto Design Systems was $344. We recorded an impairment of $3,488 for investments accounted for under the cost method.
Twelve months ended January 31, 2009: Equity losses of Calypto Design Systems was $1,432. We recorded an impairment of $3,488 for investments accounted for under the cost method.
(9)	Discounts, premiums, and unamortized debt costs related to the redemption of convertible debt.
(10)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP gross margin	$211,412	$248,489	$661,909	$749,637
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	442	322	1,544	964
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	3,363	1,955	12,403	9,468
Non-GAAP gross margin	$215,217	$250,766	$675,959	$760,069

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP gross margin as a percent of total revenues	87%	87%	84%	85%
Non-GAAP adjustments detailed above	2%	1%	2%	1%
Non-GAAP gross margin as a percent of total revenues	89%	88%	86%	86%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP operating expenses	$191,056	$180,701	$727,467	$677,271
Reconciling items to non-GAAP operating expenses
Equity plan-related compensation	(6,648)	(5,669)	(26,679)	(17,513)
Amortization of other identified intangible assets	(3,014)	(2,575)	(11,113)	(8,936)
Rebalance, restructuring and other costs	(1,789)	(4,988)	(16,888)	(10,148)
Impairment of long-lived assets	(4,553)	-	(4,553)	-
In-process research and development	-	-	(22,075)	(4,100)
Non-GAAP operating expenses	$175,052	$167,469	$646,159	$636,574

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP operating income (loss)	$20,356	$67,788	$(65,558)	$72,366
Reconciling items to non-GAAP operating income
Equity plan-related compensation	7,090	5,991	28,223	18,477
Prepaid royalty costs	-	-	103	-
Amortization of purchased and other identified intangible assets:
Cost of revenues	3,363	1,955	12,403	9,468
Amortization of intangible assets	3,014	2,575	11,113	8,936
Rebalance, restructuring and other costs	1,789	4,988	16,888	10,148
Impairment of long-lived assets	4,553	-	4,553	-
In-process research and development	-	-	22,075	4,100
Non-GAAP operating income	$40,165	$83,297	$29,800	$123,495

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP operating margin as a percent of total revenues	8%	24%	-8%	8%
Non-GAAP adjustments detailed above	9%	5%	12%	6%
Non-GAAP operating margin as a percent of total revenues	17%	29%	4%	14%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
GAAP other income, net and interest expense	$(4,993)	$(3,888)	$(12,526)	$(15,039)
Reconciling items to non-GAAP other income, net and interest expense
Equity in losses of unconsolidated entities	344	-	1,432	-
Impairment of cost method investments	3,488	-	3,488	-
Debt retirement costs	-	612	-	1,064
Non-GAAP other income, net and interest expense	$(1,161)	$(3,276)	$(7,606)	$(13,975)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of January 31,	2009	2008
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$95,639	$126,215
Trade accounts receivable, net	133,719	175,564
Term receivables, short-term	139,133	157,077
Prepaid expenses and other	39,236	38,051
Deferred income taxes	10,163	9,574

Total current assets	417,890	506,481
Property, plant, and equipment, net	100,991	100,421
Term receivables, long-term	146,682	134,059
Goodwill and intangible assets, net	480,956	451,881
Other assets	39,918	45,271

Total assets	$1,186,437	$1,238,113

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$36,998	$14,178
Accounts payable	10,197	23,634
Income taxes payable	5,340	6,675
Accrued payroll and related liabilities	65,687	78,948
Accrued liabilities	46,034	41,053
Deferred revenue	155,098	154,821

Total current liabilities	319,354	319,309
Long-term notes payable	201,102	201,102
Deferred revenue, long-term	16,890	18,977
Other long-term liabilities	75,211	59,558
Total liabilities	612,557	598,946

Stockholders' equity:
Common stock	580,298	531,153
Retained earnings	(17,652)	71,150
Accumulated other comprehensive income	11,234	36,864
Total stockholders' equity	573,880	639,167

Total liabilities and stockholders' equity	$1,186,437	$1,238,113

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Bookings (a)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	15%	20%	25%	15%	20%	15%	20%	20%	15%	20%	10%	15%	20%	20%	20%
IC Design to Silicon	40%	30%	30%	40%	35%	40%	35%	30%	40%	35%	50%	40%	35%	25%	35%
Scalable Verification	20%	20%	20%	30%	20%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	20%	15%	10%	15%	15%	15%	20%	20%	15%	10%	15%	15%	20%	15%
Services & Other (b)	15%	10%	10%	5%	10%	10%	5%	10%	5%	5%	10%	5%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Revenues (b)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	25%	20%	20%	20%	20%	25%	20%	20%	25%	20%	25%	25%	25%
IC Design to Silicon	40%	30%	30%	35%	35%	40%	40%	25%	30%	35%	35%	30%	30%	25%	30%
Scalable Verification	20%	25%	25%	30%	25%	20%	20%	25%	30%	25%	20%	25%	30%	30%	25%
New & Emerging Products	10%	15%	10%	10%	10%	10%	15%	15%	15%	15%	10%	15%	10%	15%	15%
Services & Other (b)	10%	10%	10%	5%	10%	10%	5%	10%	5%	5%	10%	10%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Geography	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	30%	40%	35%	35%	50%	40%	45%	30%	40%	30%	50%	40%	65%	50%
Europe	35%	35%	35%	35%	35%	25%	30%	15%	30%	25%	30%	20%	20%	20%	25%
Japan	15%	20%	10%	5%	15%	10%	10%	20%	20%	15%	25%	10%	20%	5%	10%
Pac Rim	10%	15%	15%	25%	15%	15%	20%	20%	20%	20%	15%	20%	20%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenue by Geography	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	35%	40%	40%	40%	50%	55%	40%	40%	45%	35%	45%	45%	55%	45%
Europe	30%	30%	35%	35%	30%	25%	20%	25%	30%	25%	30%	20%	25%	25%	25%
Japan	20%	20%	10%	10%	15%	15%	10%	20%	15%	15%	20%	15%	20%	10%	15%
Pac Rim	10%	15%	15%	15%	15%	10%	15%	15%	15%	15%	15%	20%	10%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Business Model (c)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	10%	15%	30%	25%	30%	10%	20%	30%	30%	25%	20%	25%
Ratable	25%	20%	15%	10%	15%	20%	20%	10%	10%	15%	25%	20%	10%	10%	15%
Up Front	55%	60%	65%	80%	70%	50%	55%	60%	80%	65%	45%	50%	65%	70%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	Fiscal year ended January 31, 2009					Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenues by Business Model (c)	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	10%	15%	25%	20%	20%	15%	20%	30%	30%	20%	25%	25%
Ratable	20%	20%	20%	10%	15%	15%	15%	20%	10%	15%	15%	15%	15%	10%	15%
Up Front	60%	60%	60%	80%	70%	60%	65%	60%	75%	65%	55%	55%	65%	65%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.

(b) Product Group Revenues includes support revenue for each sub-flow category as appropriate.

(c) Bookings and Revenues by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008
Operating activities
Net income (loss)	$31,537	$34,894	$(88,802)	$28,771
Depreciation and amortization(1)	15,095	13,462	57,604	49,615
Other adjustments to reconcile:
Operating cash	5,558	20,590	54,090	34,524
Changes in working capital	(35,381)	(9,490)	(1,014)	(33,295)

Net cash provided by operating activities	16,809	59,456	21,878	79,615

Investing activities
Net cash used in investing activities	(8,064)	(3,895)	(90,078)	(42,201)

Financing activities
Net cash provided by (used in) financing activities	5,178	(22,242)	45,304	(17,339)

Effect of exchange rate changes on cash and cash equivalents	2,126	1,247	(1,388)	2,619

Net change in cash and cash equivalents	16,049	34,566	(24,284)	22,694
Cash and cash equivalents at beginning of period	77,593	83,360	117,926	95,232

Cash and cash equivalents at end of period	$93,642	$117,926	$93,642	$117,926

(1) Depreciation and amortization includes a write-off of note issuance costs in the amount of $861 for the three months ended January 31, 2008 and $1,042 for the year ended January 31, 2008.

Other data:
Capital expenditures	$6,552	$8,615	$40,402	$37,923
Days sales outstanding	101	105	-	-

MENTOR GRAPHICS CORPORATION
UNAUDITED RECLASSIFICATION OF RESEARCH & DEVELOPMENT CREDIT
(In thousands)

	Quarter Ended				Year-to-Date
Fiscal year ended January 31, 2008	April 30, 2007	July 31, 2007	October 31, 2007	January 31, 2008	January 31, 2008

Research and development expense prior to reclassification	$59,190	$65,468	$64,034	$60,577	$249,269
Research credit	(331)	(405)	(328)	(335)	(1,399)
Research and development expense after reclassification	$58,859	$65,063	$63,706	$60,242	$247,870

Income tax expense (benefit) prior to reclassification	$762	$1,034	$(2,480)	$27,841	$27,157
Research credit	129	131	(26)	1,165	1,399
Income tax expense (benefit) after reclassification	$891	$1,165	$(2,506)	$29,006	$28,556

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

Q1 FY10
Diluted GAAP net loss per share	($0.13) - ($0.08)
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.03
Amortization of other identified intangible assets (2)	0.04
Equity plan-related compensation (3)	0.09
Special charges (4)	0.00
Income tax effects (5)	0.02
Non-GAAP net income per share	$0.05 - $0.10

(1) Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Q1 fiscal year 2010 (FY10) assumes no additional acquisitions.

(2) Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q1 FY10 assumes no additional acquisitions.

(3) Excludes equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.

(4) Excludes special charges consisting primarily of costs incurred for facility closures and employee rebalances, which includes severance benefits, notice pay, and outplacement services. The guidance for Q1 FY10 assumes no special charges.

(5) Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

CONTACT:
Mentor Graphics Corporation
Media
Ry Schwark, 503-685-1660
ry_schwark@mentor.com
or
Investor
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com